Exhibit 10(h)
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT is made as of March 21, 2000 between DPL INC., an Ohio corporation (the “Company”) and ELIZABETH McCARTHY (“Ms. McCarthy”) under the following circumstances:
A.	The Company is a holding company headquartered in Dayton, Ohio, having as its principal subsidiary The Dayton Power and Light Company (“DP&L”).
B.	The Company desires to employ Ms. McCarthy as its Vice President and Chief Accounting Officer, and Ms. McCarthy desires to accept such employment with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:
     Section 1. Employment and Duties. The Company hereby employs Ms. McCarthy as Vice President and Chief Accounting Officer of the Company and Ms. McCarthy hereby accepts such employment. In such capacity, Ms. McCarthy shall report directly to the Chief Executive Officer of the Company and shall have primary responsibility for the Company’s and its subsidiaries’ financial reporting, corporate accounting matters, and regulatory accounting matters, including the preparation of financial reports and supervision and oversight of divisional or subsidiary controllers and assist in strategic and transactional issues. Ms. McCarthy shall also perform such other and further duties as may be assigned to her from time to time by the Chief Executive Officer. During the Term, Ms. McCarthy shall devote her entire business time and attention to the performance of her duties hereunder and shall use her best efforts to perform her duties hereunder faithfully and efficiently.

Section 2. Term. The term of this Agreement (the “Term”) shall commence on April 1, 2000 and shall continue thereafter until terminated in accordance with Section 7.
Section 3. Compensation. As compensation for her services hereunder, Ms. McCarthy shall receive the following:

(a)   Base Salary. Ms. McCarthy shall receive a base salary at the annual rate of $250,000 or such greater amount as the Compensation and Management Review Committee of the Board of Directors of the Company may determine from time to time in its sole discretion (the “Base Salary”), to be paid in installments in accordance with the Company’s customary payroll practices.

(b) Participation in MICP. For each calendar year during the Term (commencing with calendar year 2000), Ms. McCarthy shall have the opportunity to receive an annual bonus under DP&L’s Management Incentive Compensation

Plan (“MICP”). For calendar year 2000, Ms. McCarthy’s bonus under the MICP shall not be less than $100,000.

 (c)   Stock Options. On the terms provided in the Management Stock Option Agreement attached hereto as Exhibit A, which Ms. McCarthy and the Company shall execute immediately after the execution of this Agreement, the Company shall grant to Ms. McCarthy options to purchase up to 250,000 common shares of the Company. It is anticipated that no additional options will be granted to Ms. McCarthy through the period ending December 31, 2002. Additional options, if any, may be granted to Ms. McCarthy in the Company’s sole discretion.

 (d)   Special One Time Bonus. Immediately upon the execution of this Agreement by Ms. McCarthy, the Company shall pay Ms. McCarthy $100,000 net of applicable withholding; provided, however, that if Ms. McCarthy terminates her employment with the Company (other than, after a Change of Control, for Good Reason per the terms of the letter agreement attached hereto as Exhibit B), then (i) if such termination occurs on or prior to the second anniversary of the date of this Agreement, Ms. McCarthy shall immediately upon termination repay to the Company the entire amount of such bonus (i.e., $100,000), or (ii) if such termination occurs after the second but prior to the third anniversary of the date of this Agreement, Ms. McCarthy shall immediately upon termination repay to the Company 50% of such bonus (i.e., $50,000). The Company may offset such amounts against any amounts which it may otherwise owe Ms. McCarthy on termination.

(e)   Relocation Expenses. The Company will reimburse Ms. McCarthy for costs and expenses reasonably incurred by her in relocating to the greater Dayton, Ohio area in an amount not to exceed $25,000 after tax. Ms. McCarthy shall provide the Company with a detailed statement showing a breakdown of such expenses subject to reimbursement.

 (f)   Fringe Benefits. During the Term, Ms. McCarthy shall be entitled to receive such fringe benefits (including, medical, life and disability insurance benefits and retirement benefits) as are generally made available to other executive level employees of the Company in accordance with the plans, practices, programs and policies of the Company in effect from time to time, including participation in DP&L’s Key Employees Deferred Compensation Plan. In addition, the Company shall provide Ms. McCarthy with additional retirement benefits which, when added to those benefits she is entitled to receive under Retirement Income Plan Two of DP&L (the “Qualified Plan”), will equal the benefits payable to her under the Qualified Plan as if she had 18 years of service with DP&L as of the date of this Agreement.

      Section 4. Vacations. During the Term, Ms. McCarthy shall be entitled to paid vacation time of four weeks annually.

      Section 5. Expenses. The Company shall reimburse Ms. McCarthy for all reasonable out-of-pocket expenses properly incurred by her in connection with the performance of her duties hereunder in accordance with the policies established from time to time by the Company.

      Section 6. Withholdings. The Company may withhold from any amounts payable to Ms. McCarthy hereunder such federal, state or local taxes or other amounts as the Company shall be required to withhold pursuant to applicable law.

      Section 7. Termination. (a) This Agreement and Ms. McCarthy’s employment with the Company may be terminated at any time, with or without cause, by either the Company or Ms. McCarthy upon 30 days’ prior written notice; provided this Agreement and Ms. McCarthy’s employment with the Company may be terminated by the Company for Cause without prior notice.

    (b) In addition, this Agreement and Ms. McCarthy’s employment with the Company shall automatically terminate upon Ms. McCarthy’s death or Disability.

    (c) Upon the termination of this Agreement for any reason, this Agreement shall forthwith be of no further force and effect (except that the provisions of Sections 8 and 9 shall continue in full force and effect) and there shall be no further liability on the part of either party, other than based upon (i) its obligations under this Agreement arising prior to such termination or (ii) the obligations of such party contained in Sections 8 or 9 or under the agreements attached hereto as Exhibits A and B.

      Section 8. Severance Benefits. (a) Immediately upon the execution of this Agreement, the parties shall execute the letter agreement attached hereto as Exhibit B providing for the payment of severance benefits to Ms. McCarthy in certain circumstances as described therein.

    (b) If prior to the third anniversary of the date of this Agreement, the Company terminates Ms. McCarthy’s employment with the Company without Cause, and a Change of Control (as defined in the agreement attached hereto as Exhibit B) has not occurred or is not pending, the Company shall pay to Ms. McCarthy a sum equal to two times the base salary then in effect. This, plus the payments and benefits specified in Section 3.b. of the agreement attached hereto as Exhibit A and Section 1.A. of the agreement attached hereto as Exhibit B, shall be the Company’s entire obligation to Ms. McCarthy in such event, and Ms. McCarthy will execute a full and unconditional release of any claims which she may have against the Company as a condition to receiving such payment.

      Section 9. Non-Competition and Confidentiality. In consideration of the Company’s entering into this Agreement and as an inducement for it to do so, Ms. McCarthy agrees to be bound by the non-competition and confidentiality provisions included in the agreement attached hereto as Exhibit B under “Non-Competition and Confidentiality”, and such provisions are incorporated herein by reference.

      Section 10. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

      “Cause” shall have the meaning specified in Section 3.B.(ii) of the agreement attached hereto as Exhibit B.

      “Disability” shall have the meaning specified in Section 3.B.(i) of the agreement attached hereto as Exhibit B.

      Section 11. Parties in Interest. This Agreement is for the sole benefit of the parties and shall not create any rights to any person not a party. This Agreement is personal and may not be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties, but on assignment shall, of itself, relieve any party of its obligations hereunder.

      Section 12.Entire Agreement. This Agreement, including the agreements attached hereto as Exhibits A and B, sets forth the entire agreement and understandings of the parties in respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

      Section 13. Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise. Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require. The terms “this Agreement”, “hereto”, “herein”, “hereby”, “hereof” and similar expressions refer to this Agreement in its entirety and not to any particular provision or portion of this Agreement. When a reference is made to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”.

      Section 14. Law Governing. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to its conflicts of laws rules.

      Section 15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

      Section 16. Amendment. Any amendment to this Agreement or any waiver of rights or any consent hereunder shall not be operative unless it is in writing and signed by the party sought to be charged.

      Section 17. Equitable Relief. Ms. McCarthy acknowledges that the Company may be irreparably injured by any breach of Section 9. Accordingly, the Company shall be entitled to specific performance and other injunctive relief as remedies for any breach (or threatened breach) of Section 9, in addition to all other remedies available at law or in equity.

      Section 18. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to another party or circumstance shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law.

      Section 19. Waiver. The failure or delay on the part of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder. No right or remedy herein conferred upon or reserved to any party is intended to be exclusive of any other right or remedy and all such rights and remedies shall be cumulative.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DPL INC.

By:

Elizabeth McCarthy